Exhibit 99.2
COMSYS Contact: Erin Tanji
Marketing Communications Manager
713.386.1528
etanji@comsys.com
COMSYS Names Mike Barker as Chief Operating Officer and
Appoints Jerry Jewell as Senior Vice President of Sales
HOUSTON, Texas (October 26, 2006) — COMSYS IT Partners, Inc. (NASDAQ: CITP), a leading information technology services company, announced today that it has named Mike Barker as its new Chief Operating Officer. In this new position, Barker will oversee all of COMSYS’ operations, sales, marketing, products, services and customer development. Barker joined COMSYS in 2004 following its merger with Venturi Partners, where he had run Venturi’s operations since 1998.
COMSYS also announced that Jerry Jewell has joined the Company in the new position of Senior Vice President of Sales. Jewell will focus on COMSYS’ strategic accounts generally and on expanding COMSYS’ staff augmentation and Managed Solutions market shares throughout the Company’s customer base. Jewell has more than 25 years of sales, market development and large account management expertise in the technology, staffing and consulting industries. Prior to his arrival at COMSYS, Jewell was Senior Vice President of National Sales and Contracts for Ajilon and led its national sales organization, corporate contracts department and national fulfillment center.
“Mike Barker is an exceptional leader who has continually demonstrated his ability to manage rapid change and optimize business performance,” said COMSYS Chief Executive Officer Larry L. Enterline. “Mike has been largely responsible for COMSYS’ operations since the completion of the merger in 2004, and his new title aligns him functionally with many of his existing duties. Mike’s appointment to COO will also allow me to focus more of my time on longer-term strategic issues and I am looking forward to what we can do together as we focus on our new roles.”
Enterline continued, “We have worked all year on improving our operations and in particular at improving efficiencies throughout our sales and recruiting organizations. In Jerry Jewell, we have added a seasoned executive with a demonstrated record of sales performance and leadership of multiple enterprise-level sales teams. Jerry will focus on the coordination of our strategic account management processes and work closely with our field offices to expand our strategic accounts business. He will also play a leadership role in the development of new IT staffing and Managed Solutions opportunities throughout our customer base.”
About COMSYS IT Partners
COMSYS IT Partners, Inc. (NASDAQ: CITP) is a leading information technology services company with 42 offices across the U.S. and offices in Canada and the U.K. Leveraging more than 30 years of experience, COMSYS has enhanced its core competency of IT staffing services by creating client-centric, cost-effective information system solutions. COMSYS’ service offerings include contingent staff augmentation of IT professionals, permanent recruiting and placement, vendor management and project solutions, including network design and management, offshore development, customized software development and maintenance, software globalization/localization translation services and implementation and upgrade services for SAS, business intelligence and various ERP packages. COMSYS serves clients in a variety of industries, including financial services, insurance, telecommunications, energy, pharmaceutical and healthcare industries and government agencies. For more information, visit www.comsys.com.
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